UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 033-20556

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 033-60775

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-15131

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-84286

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-149565

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Firstbank Corporation
(Exact name of registrant as specified in its charter)

Michigan

(State or other jurisdiction of incorporation or organization)

38-2633910

(I.R.S. Employer Identification No.)

311 Woodworth Avenue
Alma, Michigan 48801

(989) 463-3131

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas R. Sullivan

President and Chief Executive Officer

Firstbank Corporation

311 Woodworth Avenue

Alma, Michigan 48801

(989) 463-3131

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Not applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: __

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: __

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. __

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. __

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	__	Accelerated filer	X
Non-accelerated filer	__ (Do not check if a smaller reporting company)	Smaller reporting company	__

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Firstbank Corporation (the “Company”) is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to its Registration Statements on Form S-3 to withdraw and remove from registration the unissued and unsold shares of the Company's common stock (the "Common Stock") issuable by the Company pursuant to the following registration statements (collectively, the "Registration Statements"):

●

Registration Statement on Form S-3 (File No. 033-20556), filed with the Securities and Exchange Commission on March 9, 1988, registering up to 10,747 shares of Common Stock to be issued at unspecified prices pursuant to the Firstbank Corporation Dividend Reinvestment Plan;

●

Registration Statement on Form S-3 (File No. 033-60775), filed with the Securities and Exchange Commission on June 30, 1995, registering up to 100,000 shares of Common Stock to be issued at unspecified prices pursuant to the Firstbank Corporation Dividend Reinvestment Plan;

●

Registration Statement on Form S-3 (File No. 333-15131), filed with the Securities and Exchange Commission on October 30, 1996, registering up to 100,000 shares of Common Stock to be issued at unspecified prices pursuant to the Firstbank Corporation Dividend Reinvestment Plan;

●

Registration Statement on Form S-3 (File No. 333-84286), filed with the Securities and Exchange Commission on March 14, 2002, registering up to 500,000 shares of Common Stock to be issued at unspecified prices pursuant to the Firstbank Corporation Amended and Restated Dividend Reinvestment Plan; and

●

Registration Statement on Form S-3 (File No. 333-149565), filed with the Securities and Exchange Commission on March 6, 2008, registering up to 600,000 shares of Common Stock to be issued at unspecified prices pursuant to the Firstbank Corporation Amended and Restated Dividend Reinvestment Plan.

On June 1, 2014, pursuant to the Agreement and Plan of Merger, dated as of August 14, 2013 (the “Merger Agreement”), by and among Mercantile Bank Corporation, a Michigan corporation (“Mercantile”) and the Company, the Company merged with and into Mercantile with Mercantile being the surviving corporation (the “Merger”). At the effective time of the Merger, (i) each outstanding share of Company common stock was converted into the right to receive one share of the common stock of Mercantile, with cash paid in lieu of fractional shares, and (ii) equity awards related to Company common stock were treated in accordance with the Merger Agreement. As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made in each of the Registration Statements, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alma, the State of Michigan, on this 2nd day of June 2014.

FIRSTBANK CORPORATION

By:	/s/ Samuel G. Stone
Samuel G. Stone
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.